Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

EHAVE, Inc.

Aventura, Florida

We hereby consent to the use in this Offering Circular on Form 1-A of Ehave, Inc. of our report dated June 12, 2020, related to the financial statements of Ehave, Inc.as of December 31, 2019 and 2018 and for the years then ended. Our report on the financial statements included an explanatory paragraph expressing substantial doubt regarding Ehave, Inc.’s ability to continue as a going concern.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

October 2, 2020